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                                                                     Exhibit (p)


              AMENDED AND RESTATED INITIAL SHARE PURCHASE AGREEMENT


         This Amended and Restated Agreement is made as of the 12th day of April, 2007 between Pioneer Investment Management, Inc. ("PIM"), a Delaware corporation, and Pioneer Diversified High Income Trust, a Delaware statutory trust (the "Trust").

         WHEREAS, PIM and the Trust executed an Initial Share Purchase Agreement dated as of the 12th day of April, 2007, which contained a scrivener's error;

         WHEREAS, PIM and the Trust hereby amend and restate the Initial Share Purchase Agreement to reflect the correct agreement between the parties;

         WHEREAS, the Trust sold to PIM, and PIM purchased from the Trust, $100,000 of common shares of beneficial interest of the Trust (4,188 shares at a purchase price of $23.88 per share (collectively, the "Shares")); and

         WHEREAS, PIM purchased the Shares for the purpose of providing the initial capitalization of the Trust as required by the Investment Company Act of 1940, as amended;

         NOW, THEREFORE, the parties hereto agree as follows:

         1. Simultaneously with the execution of this Agreement, PIM will be deemed to have delivered to the Trust a check in the amount of $100,000 in full payment for the Shares.

         2. PIM agrees that it purchased the Shares for investment and has no present intention of redeeming or reselling the Shares.



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         Executed as of the date set forth above.



                               PIONEER INVESTMENT MANAGEMENT, INC.



                               /s/ Anthony J. Koenig, Jr.
                               ----------------------------------------------
                               Name:  Anthony J. Koenig, Jr.
                               Title: Senior Vice President and
                                      Chief Financial Officer



                               PIONEER DIVERSIFIED HIGH INCOME TRUST


                               /s/ Christopher J. Kelley
                               -----------------------------------------------
                               Name:   Christopher J. Kelley
                               Title:  Assistant Secretary